Exhibit 4.2

ENBRIDGE ENERGY PARTNERS, L.P.,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 27, 2007

to

Indenture dated as of September 27, 2007

8.05% FIXED/FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2067

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Section 9.1	Ratification of Base Indenture	22
Section 9.2	No Recourse to General Partner	22
Section 9.3	Separateness	22
Section 9.4	No Limitation on Issuance of Additional Securities	23
Section 9.5	Trustee Not Responsible for Recitals	23
Section 9.6	Governing Law	23
Section 9.7	Time is of the Essence	23
Section 9.8	Separability	23
Section 9.9	Treatment of the Notes	23
Section 9.10	Counterparts	23
Section 9.11	Withholding	23

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THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 27, 2007 (this “First Supplemental Indenture”), is between Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Partnership has executed and delivered to the Trustee an Indenture, dated as of September 27, 2007 (as amended hereby, and as the same may be further amended from time to time in respect to the Notes hereinafter referenced, the “Base Indenture”), providing for the issuance by the Partnership from time to time of one or more series of the Partnership’s Debt Securities (as defined therein), unlimited as to principal amount;

WHEREAS, the Partnership has duly authorized and desires to cause to be issued pursuant to the Base Indenture and this First Supplemental Indenture a new series of Debt Securities designated the “8.05% % Fixed/Floating Rate Junior Subordinated Notes due 2067” (the “Notes”);

WHEREAS, the Partnership desires to cause the issuance of the Notes pursuant to Sections 2.01 and 2.03 of the Base Indenture, which Sections permit the execution of indentures supplemental thereto to establish the form and terms of Debt Securities of any series;

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Partnership has requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Partnership and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Partnership, the valid obligations of the Partnership and to make this First Supplemental Indenture a valid agreement of the Partnership, enforceable against it in accordance with the terms hereof;

NOW, THEREFORE, the Partnership and the Trustee hereby agree that the following provisions shall amend and supplement the Base Indenture:

ARTICLE I
DEFINITIONS

Section 1.1             Definition of Terms.  Unless the context otherwise requires:

(a)           a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture; provided, however, that, where a term is defined both in this First Supplemental Indenture and in the Base Indenture, the meaning given to such term in this First Supplemental Indenture shall control for purposes of this First Supplemental Indenture and, in respect of the Notes but not any other series of Debt Securities, the Base Indenture;

(b)           a term defined anywhere in this First Supplemental Indenture has the same meaning throughout this First Supplemental Indenture and, in respect of the Notes but not any other series of Debt Securities, the Base Indenture;

(c)           any term used herein that is defined in the TIA, either directly or by reference therein, has the meaning assigned to it therein; and

(d)           the following terms have the following respective meanings:

“Bankruptcy Event” means, with respect to any Person, that (a) such Person, pursuant to or within the meaning of any Bankruptcy Law applicable to it, (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law applicable to it that (i) is for relief against such Person as debtor in an involuntary case; (ii) appoints a Custodian of such Person or a Custodian for all or substantially all of the property of such Person; or (iii) orders the liquidation of such Person, and, in the case of clauses (b)(i) through (b)(iii), the order or decree remains unstayed and in effect for 90 days.

“Base Indenture” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Book-Entry Notes” has the meaning set forth in Section 2.3.

“Calculation Agent” means U.S. Bank National Association (and its successors) or any other firm hereafter appointed by the Partnership to act as calculation agent in respect of the Notes.

“Commercially Reasonable Efforts” means, in connection with the Partnership’s obligations to sell the Partnership’s Qualifying Capital Securities, commercially reasonable efforts to complete the offer and sale of the Partnership’s Qualifying Capital Securities to third parties that are not Subsidiaries of the Partnership in public offerings or private placements.  For purposes of this definition, the Partnership will not be considered to have made commercially reasonable efforts to effect a sale of Qualifying Capital Securities if the Partnership determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations on such securities.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life; provided, however, that if no maturity is within three months before or after the end of the Remaining Life, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Yield will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such Redemption Date, or (b) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer

Quotations, the average of all such Reference Treasury Dealer Quotations received or, if only one such quotation was received, such quotation.

“Current Interest” means, on or prior to an Interest Payment Date or a Redemption Date, as the case may be, interest accrued on the principal amount of the Notes at the Fixed Rate or the Floating Rate, as the case may be, since the immediately preceding Interest Payment Date.  For the avoidance of doubt, Current Interest shall not include Deferred Interest.

“Deferral Period” means the period of time commencing on the first day of an Interest Period with respect to which the Partnership has optionally deferred payment of Current Interest pursuant to Section 4.1(a) and ending upon the earlier of (a) the Interest Payment Date on which all Deferred Interest and Current Interest to, but not including, such Interest Payment Date shall have been paid and (b) the first Interest Payment Date on which the Partnership shall have deferred payment of some or all of the Current Interest due on a number of consecutive Interest Payment Dates with respect to consecutive Interest Periods that, taken together as a single period, would equal or exceed ten (10) consecutive years.

“Deferred Interest” means (a) interest the payment of which has been deferred pursuant to Section 4.1 plus (b) all interest accrued thereon since the due date thereof in accordance with Section 2.6(a) and 2.6(d).

“Depositary” means DTC or, if DTC shall have ceased performing such function, any other Person selected by the Partnership, so long as such Person is registered as a clearing agency under the Exchange Act or other applicable statutes or regulations.

“DTC” means The Depository Trust Company, New York, New York, or any successor thereto.

“Extension Date” means each of October 1, 2017 and October 1, 2027.

“Final Repayment Date” has the meaning set forth in Section 2.2(b).

“First Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Fixed Rate” means 8.05% per annum.

“Fixed Rate Period” means the period commencing on September 27, 2007 to, but not including, October 1, 2017.

“Floating Rate” means, with respect to any Quarterly Interest Period, the per annum rate equal to the sum of the Three-Month LIBOR Rate for such Quarterly Interest Period and 3.7975%.

“Floating Rate Period” means the period commencing on October 1, 2017 to, but not including, the Final Repayment Date.

“Indenture” means the Base Indenture, as amended and supplemented by this First Supplemental Indenture, including the form and terms of the Notes as set forth herein, as the same shall be amended from time to time with respect to the Notes.

“Independent Investment Banker” means any of Merrill Lynch & Co., Lehman Brothers Inc. and Wachovia Capital Markets, LLC (and their respective successors), or, if no such firm is willing and able to select the applicable Comparable Treasury Issue or perform the other functions of the Independent Investment Banker provided in the Indenture, an independent investment banking institution of national standing appointed by the Partnership and reasonably acceptable to the Trustee.

“Interest” means, collectively, Current Interest and unpaid Deferred Interest.

“Interest Payment Date” means a Quarterly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.

“Interest Period” means a Quarterly Interest Period or a Semi-Annual Interest Period, as the case may be.

“London Banking Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “maturity”, in reference to the Notes, means either the Scheduled Maturity Date or the Final Repayment Date.

“Make-Whole Redemption Price” means, with respect to a Redemption Date, an amount equal to (a) all accrued and unpaid Interest to but not including such Redemption Date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to the Redemption Date) being redeemed during the Remaining Life, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.50%.  The Make-Whole Redemption Price, calculated as provided herein, shall be calculated and certified to the Trustee and the Partnership by the Independent Investment Banker appointed by the Partnership.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a)           the Partnership being required to obtain the consent or approval of the Partnership’s unitholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Capital Securities and such consent or approval has not yet been obtained notwithstanding the Partnership’s commercially reasonable efforts to obtain such consent or approval, or a regulatory authority shall have instructed the Partnership not to sell or offer for sale Qualifying Capital Securities at such time;

(b)           trading in securities generally (or in the Partnership’s common units or other then-traded units specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Partnership’s common units and/or other then-traded units are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Partnership’s common units and/or other then-traded units;

(c)           a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying Capital Securities;

(d)           a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying Capital Securities;

(e)           the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying Capital Securities;

(f)            there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying Capital Securities;

(g)           an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Capital Securities would, in the Partnership’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event at such time, in the Partnership’s reasonable judgment, is not otherwise required by law and would have a material adverse effect on the Partnership’s business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Partnership’s ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph (g) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (g) shall not exceed an aggregate of 180 days in any 360-day period; or

(h)           the Partnership reasonably believes, for reasons other than those referred to in clause (g) immediately above, that the offering document for the offer and sale of Qualifying Capital Securities would not be in compliance with a rule or regulation of the SEC and the Partnership determines that it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (h) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (h) shall not exceed an aggregate of 180 days in any 360-day period.

“Notes” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Optional Deferral” has the meaning set forth in Section 4.1(a).

“Optional Redemption Price” means, with respect to a Redemption Date, 100% of the principal amount of the Notes being redeemed plus all unpaid Interest thereon to but not including such Redemption Date.

“Partnership” means the Person named as the “Partnership” in the preamble of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Partnership” shall mean such successor Person.

“Primary Treasury Dealer” has the meaning set forth in the definition of “Reference Treasury Dealer.”

“Qualifying Capital Securities” has the meaning set forth in the Replacement Capital Covenant.

“Quarterly Interest Payment Date” means each January 1, April 1, July 1, and October 1 during the Floating Rate Period, commencing January 1, 2018 (or, in the case of any additional Notes issued pursuant to clause (ii) of Section 2.1, the date set forth in the Partnership Order providing for the issuance of any such additional Notes); provided, however, that if any such day is not Business Day, then the Quarterly Interest Payment Date shall be the immediately succeeding Business Day (except if such next succeeding Business Day falls in the next succeeding calendar month, then such payment shall be made on the immediately preceding Business Day).

“Quarterly Interest Period” means each period commencing on a Quarterly Interest Payment Date and continuing to but not including the next succeeding Quarterly Interest Payment Date provided that the first Quarterly Interest Period will commence on October 1, 2017.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Partnership (a “rating agency”) to its equity credit criteria for debt securities such as the Notes, as such criteria are in effect on the date of this First Supplemental Indenture (the “current criteria”), which change results in (a) any shortening of the length of time for which such current criteria are scheduled to be in effect with respect to the Notes, or (b) a lower equity credit being given to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such rating agency pursuant to its current criteria.

“Redemption Price” means (a) in the case of redemption of the Notes pursuant to Section 3.1(a), the Make-Whole Redemption Price, (b) in the case of redemption of the Notes pursuant to Section 3.1(b), the Special Event Make-Whole Redemption Price, and (c) in the case of redemption of the Notes pursuant to Section 3.1(c), the Optional Redemption Price.

“Reference Treasury Dealer” means (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. or Wachovia Capital Markets, LLC (in each case or its affiliates and its successors; if any one of the Reference Treasury Dealers resigns, the respective successor dealer shall be a primary United States government securities dealer in New York City selected by the Independent Investment Banker (each such dealer, a “Primary Treasury Dealer”)); and (b) any other Primary Treasury Dealers selected by the Independent Investment Banker.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or about 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Life” means the period of time from the date on which the Notes are redeemed to October 1, 2017.

“Repayment Date” means the Scheduled Maturity Date and each Quarterly Interest Payment Date thereafter until the Partnership shall have repaid or redeemed all of the Notes.

“Replacement Capital Covenant” means the Replacement Capital Covenant dated as of September 27, 2007 as originally executed by the Partnership in favor of and for the benefit of each Covered Debtholder (as such term is defined in the Replacement Capital Covenant), or, if amended or supplemented as provided therein, as so amended or supplemented.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on such service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits).

“Scheduled Maturity Date” has the meaning set forth in Section 2.2(a).

“Semi-Annual Interest Period” means each period commencing on a Semi-Annual Interest Payment Date and continuing to but not including the next succeeding Semi-Annual Interest Payment Date provided that the first Semi-Annual Interest Period will begin on September 27, 2007.

“Semi-Annual Interest Payment Date” means each April 1 and October 1  during the Fixed Rate Period, commencing April 1, 2008 (or, in the case of any additional Notes issued pursuant to clause (ii) of Section 2.1, the date set forth in the Partnership Order providing for the issuance of any such additional Notes); provided, however, that if any such day is not Business Day, then the Semi-Annual Interest Payment Date shall be the next succeeding Business Day.

“Senior Indebtedness” means, with respect to any Person, the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred: (a) indebtedness of such Person for borrowed money; (b) indebtedness of such Person evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated (other than, in the case of the Partnership, the Notes), issued under credit agreements, indentures or other similar instruments (other than this First Supplemental Indenture), and other similar instruments; (c) obligations of such Person arising from or with respect to guarantees and direct credit substitutes; (d) obligations of such Person arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity, and foreign exchange contracts); (e) capital lease obligations of such Person; (f) all of the obligations of such Person arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangements or similar credit transactions; (g) operating leases of such Person (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”); (h) guarantees by such Person of any indebtedness or obligations of others of the types described in clauses (a) through (g); and (i) any modifications, refundings, deferrals, renewals, or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor; provided, however, that Senior Indebtedness shall not include the obligations of such Person in respect of: (w) trade accounts payable of such Person; (x) any indebtedness incurred by such Person for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services; (y) any indebtedness or other obligation of such Person that, by the terms of the instrument creating or evidencing it, is expressly made equal in rank and payment with or subordinated to the Notes; and (z) indebtedness owed by such Person to its majority-owned Subsidiaries.

“Special Event Make-Whole Redemption Price” means, with respect to a Redemption Date, an amount equal to (a) all accrued and unpaid Interest to but not including such Redemption Date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to such Redemption Date) being redeemed during the Remaining Life, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.50%.  The Special Event Make-Whole Redemption Price, calculated as provided herein, shall be calculated and certified to the Trustee and the Partnership by an Independent Investment Banker appointed by the Partnership.

“Tax Event” means the receipt by the Partnership of an opinion of counsel experienced in such matters to the effect that, as a result of any:

(a) amendment to, clarification of or change (including any prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the Notes;

(b) proposed change in those laws or regulations that is announced on or after the date of issuance of the Notes;

(c) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Notes; or

(d) threatened challenge asserted in connection with an audit of the Partnership or any of the Partnership’s Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes (including any trust preferred or similar securities) that occurs on or after the date of issuance of the Notes;

there is more than an insubstantial risk that interest payable by the Partnership on the Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Partnership or its partners, as applicable, for United States federal income tax purposes.

“Three-Month LIBOR Rate,” with respect to any Quarterly Interest Period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of such Interest Period (the “LIBOR Determination Date”).

If the Three-Month LIBOR Rate cannot be determined as described in the preceding paragraph, the Partnership will select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Quarterly Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the LIBOR Determination Date for such Interest Period.  Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time.  If two or more quotations are provided, the Three-Month LIBOR Rate for such Interest Period will be the arithmetic mean of such quotations.  If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Interest Period will be the arithmetic mean of the rates quoted on the LIBOR Determination Date for such Interest Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Interest Period.  The rates quoted must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time.  If fewer than three New York City banks selected by the Partnership are quoting rates in the manner described above, the Three-Month LIBOR Rate for the applicable Interest Period will be the same as for the immediately preceding Interest Period or, if the immediately preceding Interest Period was the Fixed Rate Period, the same as for the most recent quarter for which the Three-Month LIBOR Rate can be determined.

“Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

“Trustee” means the Person named as the “Trustee” in the preamble of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Person.

Section 1.2             Rules of Construction.  In addition to the Rules of Construction under Section 1.04 of the Base Indenture, the following provisions also shall be applied wherever appropriate herein:

(a)           any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this First Supplemental Indenture unless otherwise expressly stated herein; and

(b)           the Exhibits attached hereto are incorporated herein by reference and shall be considered part of this First Supplemental Indenture.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1             Designation and Principal Amount.  There is hereby authorized a series of Debt Securities under the Indenture designated the “8.05% Fixed/Floating Rate Junior Subordinated Notes Due 2067.”  The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof in the aggregate principal amount of $400,000,000 and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified in a Partnership Order for the authentication and delivery thereof pursuant to Sections 2.04 and 2.05 of the Base Indenture.  Any additional Notes shall have the same maturity or maturities (including Scheduled Maturity Dates) and other terms as the original issue of Notes and shall be consolidated with and be part of the original issue of Notes.  The Notes shall be issued in denominations of $1,000 in principal amount and integral multiples thereof.

Section 2.2             Repayment.

(a)           Scheduled Maturity Date.

(i)            The principal amount of, and all accrued and unpaid interest on, the Notes shall be payable in full on the Scheduled Maturity Date; provided, however, that in the event the Partnership has delivered an Officers’ Certificate to the Trustee that complies with clause (vi) of this Section 2.2(a) in connection with the Scheduled Maturity Date, (x) the principal amount of Notes payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of Notes shall be repaid on the Scheduled Maturity Date pursuant to Article II hereof, and (z) subject to clause (iii) of this Section 2.2(a), the remaining Notes shall remain outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 3.1 hereof or shall become due and payable pursuant to Section 6.01 of the Indenture.

(ii)           The “Scheduled Maturity Date” means October 1, 2037 (or if such date is not a Business Day, the following Business Day); provided that the Partnership may elect to extend such date up to two times, in each case for an additional 10-year period, on each Extension Date, and as a result the Scheduled Maturity Date may be extended to (and in such case, shall mean) October 1, 2047 or October 1, 2057 (or if either date is not a Business Day, the following Business Day).  The Partnership shall provide irrevocable written notice to Holders and the Trustee of an election to extend the Scheduled Maturity Date of the Notes no later than the 30th calendar day prior to the applicable Extension Date in the manner provided for in the Indenture.

(iii)          In the event the Partnership has delivered an Officers’ Certificate to the Trustee that complies with clause (vi) of this Section 2.2(a) in connection with any Quarterly Interest Payment Date, the principal amount of Notes repayable on such Quarterly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and shall be repaid on such Quarterly Interest Payment Date pursuant to Article II, and the remaining Notes shall remain outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 3.1 hereof or shall become due and payable pursuant to Section 6.01 of the Indenture.

(iv)          The obligation of the Partnership to repay the Notes pursuant to this Section 2.2(a) on any date prior to the Final Repayment Date shall be subject to (x) its obligations under Article XII of the Indenture to the holders of Senior Indebtedness and (y) its obligations under Section 4.1 with respect to the payment of Deferred Interest on the Notes.  In no event will the failure of the Partnership to comply with this Section 2.2 be an Event of Default or a basis for accelerating the maturity of the Notes.

(v)           Until the Notes are paid in full:

(A)          the Partnership shall use its Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Partnership delivers the notice required by clause (vi) of this Section 2.2(a), to permit repayment of the Notes in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.2(a); and

(B)           if the Partnership is unable for any reason to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Notes on the Scheduled Maturity Date or any subsequent Quarterly Interest Payment Date, the Partnership shall use its Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 90-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the following Quarterly Interest Payment Date, on which the Partnership delivers the notice required by clause (vi) of this Section 2.2(a), to permit repayment of the Notes in full on such following Quarterly Interest Payment Date pursuant to clause (i)(z) of this Section 2.2(a); and

(C)           the Partnership shall apply such net proceeds to the repayment of the Notes as provided in clause (vii) of this Section 2.2(a).

(D)          To the extent not otherwise set forth in Section 2.2(a)(vii) and notwithstanding anything else to the contrary in this Indenture, with respect to any repayment of the principal of the Notes, payments by the Partnership shall be applied, first, to Deferred Interest (including compounded interest thereon pursuant to Section 2.6(d) to the extent permitted by law) and Current Interest on a pro rata basis and, second, to repay the principal of the Notes.

(vi)          If the Partnership has complied with the requirements of clause (v) of this Section 2.2(a), but has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to such clause (v) in connection with any Repayment Date, the Partnership shall deliver an Officers’ Certificate to the Trustee and the Holders of the Notes not more than 15 and not less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (v) above in connection with such Repayment Date.  The Partnership shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (v) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 90-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Partnership was unable after using its Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Notes in full pursuant to clause (v) above.  Each Officers’ Certificate delivered pursuant to this clause (vi), unless no principal amount of Notes is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment setting forth the principal amount of the Notes to be repaid on such Repayment Date, if any, which amount shall be determined after giving effect to clause (vii) of this Section 2.2(a).

(vii)         Net proceeds of the issuance of any Qualifying Capital Securities that the Partnership is permitted to apply to repayment of the Notes on any Repayment Date will be applied, first, to pay Deferred Interest (including compounded interest thereon pursuant to Section 2.6(d) to the extent permitted by law) and Current Interest (to the extent not paid from other sources) on a pro rata basis and, second, to repay the principal of the Notes; provided that if the Partnership is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities, in addition to the Notes, that are pari passu with the Notes, then on any date and for any period the amount of net proceeds received by the Partnership from those sales and available for such payments shall be applied to the Notes and those other securities having the same scheduled maturity date as the Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Notes have been paid in full.  If the Partnership raises less than $10,000,000 of net proceeds from the sale of Qualifying Capital Securities during the relevant 180-day or 90-day period, the Partnership will not be required to repay any Notes on the Scheduled Maturity Date or the next Quarterly Interest Payment Date, as applicable, but will use those net proceeds to repay the Notes on the next Quarterly Interest Payment Date as of which the Company has raised at least $10,000,000 of net proceeds.

(viii)        The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Partnership may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Notes is permitted, except with the consent of Holders of a majority in principal amount of the Notes.  Except as aforesaid, the Partnership may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the holders of the Notes.

(b)           Final Repayment Date.  The principal of, and all accrued and unpaid interest on, all Outstanding Notes shall be due and payable on the Final Repayment Date, regardless of the amount of Qualifying Capital Securities the Partnership may have issued and sold by that time. The “Final Repayment Date” means October 1, 2067 (or if such date is not a Business Day, the following Business Day); provided that the Partnership may elect to extend such date for an additional 10-year period, on October 1, 2017, and as a result the Final Repayment Date may be extended to (and in such case, shall mean) October 1, 2077 (or if either date is not a Business Day, the following Business Day).  The Partnership shall provide irrevocable notice to Holders and the Trustee of an election to extend the Final Repayment Date of the Notes no later than the 30th calendar day prior to October 1, 2017 in the manner provided for in the Indenture.

(c)           Independent Extensions.  The Partnership may elect to extend the Scheduled Maturity Date for the Notes whether or not it also elects to extend the Final Repayment Date, and the Partnership may elect to extend the Final Repayment Date whether or not it also elects to extend the Scheduled Maturity Date.

Section 2.3             Form.  The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A.

The Notes shall be issued only in registered form and, when issued, shall be registered in the Debt Security Register of the Partnership.  The Notes shall be originally issued in the form of one or more Global Securities (the “Book-Entry Notes”).  Each of the Book-Entry Notes shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, repayments and redemptions.  Any endorsement of Book-Entry Notes to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having a beneficial interest in such Book-Entry Notes.  The Partnership initially appoints DTC to act as Depositary with respect to the Book-Entry Notes.

Section 2.4             Registrar and Paying Agent.  The Partnership initially appoints the Trustee as Registrar and paying agent with respect to the Notes.  The office or agency in the City and State of New York where the Notes may be presented for registration of transfer or exchange and the Place of Payment for the Notes shall initially be U.S. Bank National Association,100 Wall Street, 16th Floor, New York, NY 10005, Attention: Corporate Trust Department.

Section 2.5             Transfer and Exchange.  The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.15 of the Base Indenture and the rules and procedures of the Depositary therefor.

Section 2.6             Interest Rates; Payment of Interest.

(a)           Rates.

(i)            Interest During the Fixed Rate Period.  During the Fixed Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon, shall bear interest at a per annum rate equal to the Fixed Rate until the commencement of the Floating Rate Period or, if earlier, until the principal amount of the Notes and all accrued and unpaid interest thereon is paid, and payable (subject to the provisions of Article IV) semi-annually in arrears on each Semi-Annual Interest Payment Date.

(ii)           Interest During the Floating Rate Period.  During the Floating Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon, shall bear interest during each Quarterly Interest Period at a per annum rate equal to the applicable Floating Rate for such period, and payable (subject to the provisions of Article IV) quarterly in arrears on each Quarterly Interest Payment Date.

(iii)          Calculation of Floating Rate.  The Calculation Agent will calculate the Floating Rate with respect to each Quarterly Interest Period and the amount of Interest payable on each Quarterly Interest Payment Date as promptly as practicable.  Promptly upon any such determination of the Floating Rate or the amount of Interest payable, the Calculation Agent will notify the Partnership and the Trustee of the Floating Rate for the applicable Quarterly Interest Period or the amount of Interest payable to each Holder on the applicable Quarterly Interest Payment Date.  The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and Holders of the Notes and the Partnership.

(b)           Payment of Interest to Record Holders of the Notes.  The Partnership shall make available to the Trustee payments of principal of, premium, if any, and interest due on the Notes representing Book-Entry Notes on any Interest Payment Date, upon redemption or at applicable maturity, by 11:00 a.m., New York City time, on the applicable maturity date, Redemption Date or Interest Payment Date, unless such date falls on a day that is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next succeeding Business Day; provided, however, that, during the Floating Rate Period, if such next succeeding Business Day falls in the next succeeding calendar month, then such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the immediately preceding Business Day.  As soon as possible thereafter, the Trustee will make such payments to the Depositary.  Other than in connection with a maturity or redemption of the Notes or in connection with payment of Defaulted Interest, Interest on the Notes may be paid only on an Interest Payment Date.  Payments of principal of, premium, if any, and interest due on Notes, other than Book-Entry Notes, on any Interest Payment Date, upon redemption or at maturity will be made in accordance with Article II of the Base Indenture.  The regular record date for Interest payable on the Notes on any Interest Payment Date during the Fixed Rate Period shall be the March 15 or September 15, as the case may be, immediately preceding such Interest Payment Date and during the Floating Rate Period shall be the December 15, March 15, June 15, or September 15, as the case may be, immediately preceding such Interest Payment Date.

(c)           The amount of Interest payable for each Semi-Annual Interest Period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of interest payable for any period during the Fixed Rate Period that is shorter than a full Semi-Annual Interest Period will be computed on the basis of the actual number of days elapsed during the period, using 30-day months.  The amount of Interest payable on any Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed during the period.

(d)           To the extent permitted by applicable law, Interest not paid when due hereunder, including, without limitation, all Deferred Interest and overdue Interest, shall in accordance with Section 2.6(a), until paid, compound (i) semi-annually at the Fixed Rate on each Semi-Annual Interest Payment Date during the Fixed Rate Period and (ii) quarterly at the applicable Floating Rate on each Quarterly Interest Payment Date during the Floating Rate Period.

(e)           If the Partnership shall make a partial payment of Interest on any Interest Payment Date, such payment shall, with respect to the Notes, be applied, first, to Deferred Interest until all such Deferred Interest shall have been paid and, second, to any Current Interest.

(f)            To the extent that the provisions of this Section 2.6 are inconsistent with the provisions of Article II of the Base Indenture, the provisions of this Section 2.6 shall control.

ARTICLE III
REDEMPTION OF THE NOTES

Section 3.1             Optional Redemption.  Subject to the provisions of Article III of the Base Indenture, the Partnership shall have the option to redeem the Notes for cash:

(a)           in whole at any time or in part, from time to time, prior to October 1, 2017, at the Make-Whole Redemption Price;

(b)           in whole, but not in part, at any time prior to October 1, 2017, after the occurrence of a Tax Event or a Rating Agency Event at the Special Event Make-Whole Redemption Price; and

(c)           in whole at any time or in part, from time to time, on or after October 1, 2017, at the Optional Redemption Price.

Section 3.2             Certain Redemption Procedures.  Notes called for optional redemption shall become due on the Redemption Date.  Notices of optional redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address.  The notice of optional redemption for the Notes shall state, among other things, the amount of Notes to be redeemed, the Redemption Date, the Redemption Price and method of calculating such Redemption Price and the place(s) that payment will be made upon presentation and surrender of Notes to be redeemed.  Unless the Partnership defaults in payment of the Redemption Price or the paying agent is prohibited from making such payment pursuant to the terms of Article XII of the Base Indenture, interest will cease to accrue on the Redemption Date with respect to any Notes that have been called for optional redemption.  If less than all the Notes are permitted to be redeemed and are redeemed at any time, the Trustee will select the Notes to be redeemed as provided in, and subject to, the provisions of Section 3.02 of the Base Indenture.  The Partnership may not redeem the Notes in part if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded unless all accrued and unpaid Interest due and payable has been paid in full on all outstanding Notes for all Interest Periods terminating on or before the Redemption Date.

The Notes may be redeemed in part only in principal amounts that are integral multiples of $1,000.

Section 3.3             No Sinking Fund.  The Notes will not be entitled to the benefit of any sinking fund.

ARTICLE IV
DEFERRAL OF INTEREST

Section 4.1             Optional Deferral of Interest.

(a)           The Partnership shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest and/or Deferred Interest otherwise due on the Notes on any Interest Payment Date (“Optional Deferral”); provided, however, that the Partnership may not (i) elect to defer payment of any Current Interest otherwise due on any Interest Payment Date if, as a result of such deferral, the Partnership shall have deferred payment of some or all of the Current Interest due on a number of consecutive Interest Payment Dates with respect to a number of consecutive Interest Periods that, when taken together as a single period, would equal or exceed ten (10) consecutive years, or (ii) elect to defer payment of any Current Interest on or after the Final Repayment Date, or, with respect to any Notes being redeemed, on the Redemption Date for such Notes.  No Interest on the Notes shall be due and payable on any Interest Payment Date during a Deferral Period;

however, interest shall accrue on the Notes during such period in accordance with Sections 2.6(a) and 2.6(d).

(b)           Following the termination of a Deferral Period and the payment of all Deferred Interest accrued during such Deferral Period and all interest accrued on the Notes since the immediately preceding Interest Payment Date, the Partnership may again elect pursuant to Section 4.1(a) to make an Optional Deferral.

(c)           On the Interest Payment Date on which the Partnership desires to terminate a Deferral Period, or at the end of a Deferral Period pursuant to clause (b) of the definition of “Deferral Period,” the Partnership shall pay all Deferred Interest and Current Interest due on such Interest Payment Date.  Such Interest shall be payable to the Holders of the Notes in whose names the Notes are registered in the Debt Security Register for the Notes on the record date with respect to such Interest Payment Date.

Section 4.2             Notice of Deferrals.

(a)           The Partnership shall give written notice to the Trustee of any election of Optional Deferral pursuant to Section 4.1 not fewer than ten (10) nor more than sixty (60) Business Days prior to the applicable Interest Payment Date for which Current Interest on the Notes will be deferred, other than an Optional Deferral in the circumstances described in Section 4.2(b).  The Trustee shall forward such written notice promptly to each Holder of the Notes.

(b)           In the case of an election of Optional Deferral pursuant to Section 4.1 when the Partnership would be prohibited pursuant to Section 12.03 of the Base Indenture from paying interest on the Notes, the Partnership shall give written notice to the Trustee of such election of Optional Deferral not later than the time monies in respect of the interest payment on the applicable Interest Payment Date must be made available to the Trustee pursuant to Section 2.6(b) hereof.  The Trustee shall forward such written notice promptly to each Holder of the Notes.

ARTICLE V
CERTAIN COVENANTS

Section 5.1             Restricted Payments.

(a)           Subject to Section 5.1(b), during any Deferral Period, (i) the Partnership will not declare or make any distributions with respect to, or redeem, purchase, or make a liquidation payment with respect to, any of the Partnership’s equity securities, and (ii) the Partnership will not, and will cause its Subsidiaries not to, (A) make any payment of interest, principal, or premium, if any, on or repay, purchase, or redeem any debt securities of the Partnership (including debt securities similar to Notes) or other indebtedness of the Partnership that contractually ranks equally with or junior to the Notes, or (B) make any payment under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes.

(b)           Notwithstanding the provisions of Section 5.1(a), the Partnership and any of its Subsidiaries may take any of the following actions at any time, including during a Deferral Period:

(i)            make any distribution or payment with respect to, or any purchase, redemption or other acquisition of, any of the Partnership’s equity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, or agents, or a securities purchase or dividend or distribution reinvestment plan, or the satisfaction of any obligations pursuant to any contract or security outstanding on the date that the Deferral Period commences requiring the distribution or payment with respect to, or purchase, redemption or acquisition of, any of the Partnership’s equity securities, or declaration of a distribution with respect to any of the foregoing;

(ii)           make any distribution, payment, repayment, redemption, purchase, acquisition or declaration of a distribution as a result of a reclassification of the Partnership’s equity securities or the exchange or conversion of all or a portion of one class or series of the Partnership’s equity securities for another class or series of any of the Partnership’s equity securities;

(iii)          purchase fractional interests in the Partnership’s equity securities pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, in connection with the settlement of securities purchase contracts or in connection with any split, reclassification or similar transaction;

(iv)          make a distribution paid or made in the Partnership’s equity securities (or rights to acquire its equity securities), or a repurchase, redemption or acquisition of the Partnership’s equity securities in connection with the issuance or exchange of the Partnership’s equity securities (or of securities convertible into or exchangeable for the Partnership’s equity securities) and distributions in connection with the settlement of securities purchase contracts outstanding on the date that the Deferral Period commences, or declaration of a distribution with respect to any of the foregoing;

(v)           make any redemption, exchange or repurchase of, or with respect to, any rights outstanding under a rights plan or the declaration or payment thereunder of a distribution of or with respect to rights in the future;

(vi)          make any payments under (A) the Notes and under securities similar to the Notes (including trust preferred securities) that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes and (B)  guarantees that are pari passu with the Notes associated with any instruments that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes, in each case, so long as any such payments are made on a pro rata basis with the Notes; or

(vii)         make any regularly scheduled dividend or distribution payments declared prior to the date that the Deferral Period commences.

Section 5.2             Amendments to Replacement Capital Covenant.  The Partnership shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Partnership may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Notes is permitted, except with the consent of holders of a majority in principal amount of the Notes.

ARTICLE VI
SUBORDINATION

Section 6.1             Agreement to Subordinate.  The Notes shall be subordinated to all Senior Indebtedness of the Partnership on the terms and subject to the conditions set forth in Article XII of the Base Indenture, and each Holder of Notes issued hereunder by such Holder’s acceptance thereof acknowledges and agrees that all Notes shall be issued subject to the provisions of this Article VI and such Article XII and that each Holder of Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.  The Notes shall be “Subordinated Debt Securities” as such term is used in the Indenture, and, for purposes of the Notes only, and not for purposes of any other Debt Securities, all references in the Indenture to Senior Indebtedness of the Partnership shall mean Senior Indebtedness of the Partnership as defined in this First Supplemental Indenture.

Section 6.2             Amendment and Restatement of Section 12.02 of the Base Indenture.  For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 12.02 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Section 12.02             Liquidation, Dissolution, Bankruptcy.  Upon any payment or distribution of the assets of the Partnership to its creditors in connection with a total or partial liquidation or a total or partial dissolution of the Partnership or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Partnership or its property:

(a)       holders of Senior Indebtedness of the Partnership shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest (if any), accruing on or after the commencement of a proceeding in bankruptcy, whether or not allowed as a claim against the Partnership in such bankruptcy proceeding) before Holders of the Notes shall be entitled to receive any payment of principal of, or premium, if any, or interest on, the Notes; and

(b)       until the Senior Indebtedness of the Partnership is paid in full, any such distribution to which Holders of the Notes would be entitled but for this Article XII shall be made to holders of Senior Indebtedness of the Partnership as their interests may appear, except that such Holders may receive units representing limited partner interests of the Partnership and any debt securities of the Partnership that are subordinated to Senior Indebtedness of the Partnership to at least the same extent as the Notes.

Section 6.3             Amendment and Restatement of Section 12.03 of the Base Indenture.  For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 12.03 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Section 12.03           Default on Senior Indebtedness.  The Partnership may not pay the principal of, or premium, if any, or interest on, the Notes or make any deposit pursuant to Article XI and may not repurchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if (a) any principal, premium or interest in respect of Senior Indebtedness of the Partnership is not paid when due, including any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness of the Partnership occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash; provided, however, that the Partnership may pay the Notes without regard to the foregoing if the Partnership and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness of the Partnership.  During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness of the Partnership pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Partnership may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Partnership and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness of the Partnership specifying an election to effect a Payment Blockage Period (a “Blockage Notice”) and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated by written notice to the Trustee and the Partnership from the Person or Persons who gave such Blockage Notice, by repayment in full in cash of such Designated Senior Indebtedness or because the default giving rise to such Blockage Notice is no longer continuing).  Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 12.03), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Partnership may resume payments on the Notes after such Payment Blockage Period.  Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to any number of issues of Designated Senior Indebtedness during such period, unless otherwise specified pursuant to Section 2.03 for the Notes; provided, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect with respect to the Notes exceed 179 days in the aggregate during any 360 consecutive day period.  For purposes of this Section 12.03, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Partnership initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

ARTICLE VII
APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE

Section 7.1             Applicability of Defeasance and Covenant Defeasance.  The Notes will be subject to satisfaction, defeasance and discharge pursuant to Article XI of the Base Indenture in accordance with the provisions of such Article; provided that for purposes of the Notes only, and not for purposes of any other Debt Securities, references in Section 11.02(b) of the Base Indenture to Sections 6.01(d) and (g) of the Base Indenture shall be deemed to be references only to Section 6.01(d) of the Base Indenture.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
OF THE TRUSTEE AND HOLDERS OF NOTES

Section 8.1             Amendment and Restatement of Section 6.01 of the Base Indenture.  For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 6.01 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Section 6.01 Events of Default.  If any one or more of the following shall have occurred and be continuing with respect to the Notes (each of the following an “Event of Default”):

(a)               failure to pay principal or any applicable make-whole amount on the Notes when due;

(b)               failure to pay accrued and unpaid interest on the Notes when due and such failure continues for thirty (30) days (it being understood that the deferral of interest as permitted by Article IV of the First Supplemental Indenture, and the failure to pay any such interest during a corresponding Deferral Period, shall not constitute an Event of Default);

(c)               failure to pay Deferred Interest at the conclusion of any 10-year Deferral Period and such failure continues for thirty (30) days; or

(d)               the occurrence of a Bankruptcy Event with respect to the Partnership;

then, and in each and every case that an Event of Default described in clause (a), (b), and (c) with respect to the Notes at the time Outstanding occurs and is continuing, unless the principal of, premium, if any, and interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Partnership (and to the Trustee if given by Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium (including any make-whole payments), if any, and interest on all the Notes then Outstanding to be due and payable immediately, and upon any such declaration, the same shall become and shall be immediately due and payable, anything in the Notes, this Indenture or in the First Supplemental Indenture contained to the contrary notwithstanding.  If an Event of Default described in clause (d) occurs, then and in each and every such case, unless the principal of, premium (including any make-whole payments), if any, and interest on all the Notes shall have become due and payable, the principal of, premium, if any, and interest on all the Notes then Outstanding hereunder shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders, anything in the Notes, this Indenture or in the First Supplemental Indenture contained to the contrary notwithstanding.

The Holders of a majority in aggregate principal amount of the Notes then Outstanding by written notice to the Trustee may rescind an acceleration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of acceleration.  Upon any such rescission, the parties hereto shall be restored respectively to their several positions and rights hereunder, and all rights, remedies, and powers of the parties hereto shall continue as though no such proceeding had been taken.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Ratification of Base Indenture.  The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this First Supplemental Indenture apply solely with respect to the Notes.  The Indenture shall, solely in respect of the Notes, be deemed a “junior subordinated indenture.”

Section 9.2             No Recourse to General Partner.  No recourse under or upon any obligation, covenant, or agreement contained in this First Supplemental Indenture or the Base Indenture or for any claim based hereon or thereon or otherwise in respect hereof or thereof, shall be had (a) against the General Partner or any other partner of, or any Person that owns an interest directly or indirectly in, the Partnership or such General Partner or (b) against any past, present, or future director, manager, officer, employee, agent, member or partner, as such, of the Partnership or the General Partner under any rule of law, statute, or constitutional provision or otherwise, all such liability being expressly waived and released by the execution hereof by the Trustee and each Holder as part of the consideration for the issuance of the Notes.

Section 9.3             Separateness.  Each Holder of Notes by its acceptance thereof acknowledges (a) that such Holder has acquired Notes in reliance upon the separateness of the Partnership and the General Partner from one another and from any other Persons, including any Affiliate thereof, (b) that the Partnership and the General Partner have assets and liabilities that are separate from those of one another and from those of other Persons, including any Affiliate thereof, (c) that the Notes and other obligations owing under the Notes have not been guaranteed by any Person, and (d) that, except as other Persons may expressly assume or guarantee any of the Notes or obligations thereunder, the Holders of the Notes shall look solely to the Partnership and its property and assets for the payment of any amounts payable pursuant to the Notes and for satisfaction of any obligations owing to the Holders of the Notes.

Section 9.4             No Limitation on Issuance of Additional Securities.  For the avoidance of doubt, nothing contained in this First Supplemental Indenture shall prevent the Partnership from issuing any other securities, whether senior to, pari passu with or subordinated to the Notes, including securities having covenants and provisions the same as or similar to those applicable to the Notes, or any guarantees with respect thereto.

Section 9.5             Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Partnership and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.  All of the protections, privileges, immunities, benefits, indemnities and rights granted in favor of the Trustee under the Base Indenture are hereby incorporated in this First Supplemental Indenture as if set forth in this paragraph and shall apply to the administration of this First Supplemental Indenture by the Trustee and to any action taken suffered or omitted by it hereunder.

Section 9.6             Governing Law.  This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 9.7             Time is of the Essence.  Time is of the essence in performance of the obligations under this First Supplemental Indenture.

Section 9.8             Separability.  In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.9             Treatment of the Notes.  By its acceptance of the Notes, each Holder and beneficial owner of the Notes agrees to treat the Notes as indebtedness for all United States federal, state and local tax purposes.

Section 9.10           Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 9.11           Withholding.  Notwithstanding any other provision of the Indenture or this First Supplemental Indenture to the contrary, each Holder and beneficial owner of the Notes hereby authorizes the Partnership, if required by the Internal Revenue Code of 1986, as amended, or by any other applicable legal requirement, to withhold any required amount from the amounts payable by the Partnership hereunder to any Holder and/or beneficial owner of the Notes for payment to the appropriate taxing authority.  Any amount so withheld from such Person will be treated as a payment by the Partnership to such Person, except as otherwise provided below.  Each such Person agrees to file timely any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Partnership.  If the amount required to be withheld with respect to such Person exceeds the amount payable to such Person, such excess will be treated as a demand loan to such Person, payable within ten (10) days after such time that the Partnership makes payment to the appropriate taxing authority and demand is made on such Person to pay same.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and as of the day and year first above written.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of Enbridge Energy Company, Inc., its General Partner

	By:	/s/ MARK A. MAKI
Name: Mark A. Maki
Title: Vice President - Finance

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ MURIEL SHAW
Name: Muriel Shaw
Title: Assistant Vice President

First Supplemental Indenture Signature Page

EXHIBIT A

FORM OF NOTES
(FORM OF FACE OF NOTES)

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK 10041) TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]*

No.	Principal Amount
$ , which amount may be
increased or decreased by the Schedule
of Increases and Decreases in Global Security attached hereto.*

ENBRIDGE ENERGY PARTNERS, L.P.
8.05% FIXED/FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2067

CUSIP 29250R AK2	ISIN US29250RAK23

ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Partnership,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co.* or its registered assigns, the principal sum of                                                      ($                  ), or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security * on the Final Repayment Date in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest as provided below.

* To be included in a Book-Entry Note.

From                        to, but not including,                             (or, if earlier, until the principal thereof is paid) (the “Fixed Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Current Interest hereon will bear interest at the per annum rate of 8.05%, payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Partnership to elect to defer payments of Current Interest) semi-annually in arrears on April 1 and October 1 of each year, commencing on                           .  From October 1, 2017 to, but not including, the Final Repayment Date (or, if earlier, until the principal thereof is paid) (the “Floating Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Current Interest hereon will bear interest during each Quarterly Interest Period at the applicable Floating Rate for such Quarterly Interest Period calculated pursuant to the Indenture, payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Partnership to elect to defer payments of Interest) quarterly in arrears on each January 1, April 1, July 1, and October 1, commencing                               .  To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Deferred Interest and overdue installments of Current Interest, shall in accordance with the preceding sentences, until paid, compound (i) semi-annually at the Fixed Rate on each Semi-Annual Interest Payment Date during the Fixed Rate Period and (ii) quarterly at the applicable Floating Rate on each Quarterly Interest Payment Date during the Floating Rate Period.  Payments of interest shall be made to the person in whose name the Notes are registered at the close of business on the record date for such Interest Payment Date, which during the Fixed Rate Period shall be the March 15 or September 15, as the case may be, immediately preceding each Interest Payment Date and during the Floating Rate Period shall be the December 15, March 15, June 15 or September 15, as the case may be, immediately preceding each Interest Payment Date (each, a “Regular Record Date”).

Reference is made to the further provisions of the Notes set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth in the Notes are an integral part of the terms of the Notes and by acceptance hereof the Holder of the Notes agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

The Notes are a series of Debt Securities designated as the 8.05% Fixed/Floating Rate Junior Subordinated Notes due 2067 of the Partnership and are issued under and governed by the Indenture dated as of September 27, 2007 (as the same shall be amended from time to time with respect to these Notes, the “Base Indenture”), duly executed and delivered by the Partnership, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of September 27, 2007, duly executed by the Partnership and the Trustee (the “First Supplemental Indenture,” and together with the Base Indenture, as the same shall be amended or supplemented from time to time with respect to these Notes, the “Indenture”).  The terms of the Indenture are incorporated herein by reference.  Any term defined in the Indenture has the same meaning when used herein.

If and to the extent any provision of the Indenture limits, qualifies, or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision shall control.

The Partnership hereby irrevocably undertakes to the Holder hereof to exchange the Notes in accordance with the terms of the Indenture without charge.

The Notes shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Partnership has caused this instrument to be duly executed.

Dated:                   , 20

ENBRIDGE ENERGY PARTNERS, L.P.

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of Enbridge Energy Company, Inc., its General Partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Debt Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[REVERSE OF SECURITY]

ENBRIDGE ENERGY PARTNERS, L.P.

8.05% FIXED/FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2067

The Notes are one of a duly authorized issue of Debt Securities of the Partnership issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Partnership and the Holders of the Debt Securities.  The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Base Indenture, as amended and supplemented with respect to each series of Debt Securities. The Notes are of a series designated as the 8.05% Fixed/Floating Rate Junior Subordinated Notes due 2067 of the Partnership (the “Notes”).

1.             Interest.

During the Fixed Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Current Interest hereon will bear interest at the per annum rate of 8.05%, payable (subject to the provisions of the Indenture relating to interest deferrals more fully described below) semi-annually in arrears on April 1 and October 1 of each year commencing on                         .  During the Floating Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Current Interest hereon will bear interest during each Quarterly Interest Period at the applicable Floating Rate for such Quarterly Interest Period calculated pursuant to the Indenture, payable (subject to the provisions of the Indenture relating to interest deferrals more fully described below) quarterly in arrears on each January 1, April 1, July 1, and October 1, commencing                       .

To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Deferred Interest and overdue installments of Current Interest, shall in accordance with the immediately preceding paragraph, until paid, compound (i) semi-annually at the Fixed Rate on each Semi-Annual Interest Payment Date during the Fixed Rate Period and (ii) quarterly at the applicable Floating rate on each Quarterly Interest Payment Date during the Floating Rate Period.

During the Fixed Rate Period, the amount of Interest payable on any Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months.  During the Floating Rate Period, the amount of any Interest payable on any Interest Payment Date will be computed on the basis of a 360-day year and the actual number of days elapsed.  In the event that any date on which Interest is payable on this Note is not a Business Day, then a payment of the Interest payable on such date will, subject to certain exceptions described in the First Supplemental Indenture, be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

2.             Optional Deferral of Interest.

Subject to the terms of the Indenture, the Partnership shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest and/or Deferred Interest otherwise due on the Notes on any Interest Payment Date.  No Interest on the Notes shall be due and payable on any Interest Payment Date during a Deferral Period; however, Interest shall accrue on the Notes during such period in accordance with the First Supplemental Indenture.

3.             Method of Payment.

The Partnership shall pay interest on the Notes (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date.  The Partnership shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.  Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary.  Payments in respect of Notes in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Partnership maintained for such purpose within The City of New York, which initially will be U.S. Bank National Association, 100 Wall Street, 16th Floor, New York, New York 10005, Attention: Corporate Trust Department, or, at the option of the Partnership, payment of interest may be made by check mailed to the Holders on the relevant record date at their addresses set forth in the Debt Security Register of Holders or at the option of the Holder, payment of interest on Notes in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the paying agent.  The Holder must surrender these Notes to a paying agent to collect payment of principal.

4.             Paying Agent and Registrar.

Initially, U.S. Bank National Association will act as paying agent and Registrar. The Partnership may change any paying agent or Registrar at any time upon notice to the Trustee and the Holders.  The Partnership may act as paying agent.

5.             Indenture.

The Notes are one of a duly authorized issue of Debt Securities of the Partnership issued and to be issued under the Indenture.

The terms of the Notes include those stated in the Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Base Indenture, and those terms stated in the First Supplemental Indenture.  The Notes are subject to all such terms, and Holders of Securities are referred to the Base Indenture, the First Supplemental Indenture and the TIA for

a statement of them.  The Notes are junior subordinated obligations of the Partnership and are not secured by any of the assets of the Partnership.

6.             Denominations; Transfer; Exchange.

The Notes are to be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.  A Holder may register the transfer of, or exchange, Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7.             Person Deemed Owners.

The registered Holder of Notes may be treated as the owner of it for all purposes.

8.             Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Notes.  Without consent of any Holder of Notes, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or omission, to correct any defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder of Notes.  Any such consent or waiver by the Holder of these Notes (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of these Notes and any Notes that may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon these Notes or such other Notes.

9.             Defaults and Remedies.

Certain events of bankruptcy or insolvency with respect to the Partnership are Events of Default that will result in the principal amount of the Notes, together with premium, if any, and interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default.  If any other Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may declare the principal amount of all the Notes, together with premium, if any, and interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture.  Notwithstanding the preceding sentence, at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all Events of Default with respect to the Notes, other than the nonpayment of the principal, premium, if any, or interest that has become due solely by such declaration acceleration, shall have been cured or shall have been waived.  No such rescission shall affect any subsequent default or shall impair any right consequent thereon.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity or security satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power.

10.           Trustee Dealings with Partnership.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates or any subsidiary of the Partnership’s Affiliates, and may otherwise deal with the Partnership or its Affiliates as if it were not the Trustee.

11.           Authentication.

These Notes shall not be valid until the Trustee signs the certificate of authentication on the other side of these Notes.

12.           Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

13.           CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Partnership has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such number as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

14.           Absolute Obligation.

No reference herein to the Indenture and no provision of the Notes or the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on these Notes in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

15.           No Recourse.

The General Partner and its directors, officers, employees, incorporators, members and stockholders, as such, shall have no liability for any obligations of the Partnership under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting the Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

16.           Ranking.

The Notes rank junior and subordinate in rank and priority of payment to all of the Partnership’s Senior Indebtedness as more fully provided in Article XII of the Base Indenture and Article VI of the First Supplemental Indenture.

17.           Optional Redemption.

The Notes are subject to redemption prior to maturity at the redemption prices and in the manner provided in the Base Indenture and the First Supplemental Indenture.

18.           Governing Law.

The Notes shall be governed by and construed in accordance with the laws of the State of New York.

19.           Reliance.

The Holder, by accepting these Notes, acknowledges (a) that such Holder has acquired Notes in reliance upon the separateness of the Partnership and the General Partner from one another and from any other Persons, including any Affiliate thereof, (b) that the Partnership and the General Partner have assets and liabilities that are separate from those of one another and those of other persons, including any Affiliates thereof, (c) that the Notes and other obligations owing under the Notes have not been guaranteed by any Person, and (d) that, except as other Persons may expressly assume or guarantee any of the Notes or obligations thereunder, the Holders shall look solely to the Partnership and its property and assets for the payment of any amounts payable pursuant to the Notes and for satisfaction of any obligations owing to the Holders.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —
(Cust.)
TEN ENT	—	as tenants by entireties	Custodian for:
(Minor)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act of
(State)

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                                                                                   PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

Please print or type name and address including postal zip code of assignee the within Security and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Security on the books of the Partnership, with full power of substitution in the premises.

Dated

Registered Holder

SCHEDULE OF INCREASES OR DECREASES
IN GLOBAL SECURITIES*

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Depository

*To be included in a Book-Entry Note.